Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 651-7133

FTI CONSULTING, INC. ANNOUNCES EXECUTIVE APPOINTMENTS

Creates Matrix Organizational Structure to Support Global Growth

West Palm Beach, FL, March 22, 2011 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that Dominic DiNapoli will, effective immediately, assume the position of Vice Chairman, a new position in which he will focus on large client projects and opportunities for all business segments, with a particular emphasis on the Company’s Corporate Finance/Restructuring segment given his extensive experience in that area. Mr. DiNapoli, 56, assumes his new role after having been Executive Vice President and Chief Operating Officer of FTI Consulting since February 2004. From August 2002 to February 2004, Mr. DiNapoli was the Global Leader of the Company’s Corporate Finance/Restructuring segment.

Commenting on his new position, Mr. DiNapoli said, “While it has been extremely gratifying to serve as Chief Operating Officer while the firm has grown from $400 million to almost $1.5 billion in revenue, my new role will allow me to more directly focus on service to our largest, most significant clients. Working directly on helping clients has always been my passion in this business.”

Effective April 1, 2011, David G. Bannister, the Company’s Executive Vice President and Chief Financial Officer, has been elected Chairman of the North American Region, a new position. In this capacity, Mr. Bannister will have responsibility for the North American operations of FTI Consulting.

Mr. Bannister, 55, joined FTI Consulting in 2005, and has served as Executive Vice President and Chief Financial Officer since March 2010. Prior to joining FTI Consulting, Mr. Bannister was a general partner of Grotech Capital Group, a $1 billion venture capital/merchant banking firm, and was a managing director of investment banking at Alex Brown and Sons. He is a certified public accountant.

Effective April 1, 2011, Roger D. Carlile, the Company’s Executive Vice President and Chief Administrative Officer will succeed Mr. Bannister as Chief Financial Officer. Mr. Carlile will retain certain of his existing administrative duties as well.

Mr. Carlile, 48, joined FTI Consulting as Global Leader of the Company’s Forensic and Litigation Consulting segment in 2003 from KPMG LLP, where he was a partner and Global Leader of Forensic Services. He has been Executive Vice President of the Company since January 2009 and was elected as Chief Administrative Officer in March 2010. Mr. Carlile also worked for PricewaterhouseCoopers LLP in its Dispute Advisory and Corporate Recovery Services practice, at Rauscher Pierce Refsnes in its Fixed Income Investment Banking and Sales, Trading and Underwriting departments, and Deloitte Haskins & Sells in its audit practice. He is a certified public accountant.

In addition, Frank Holder will assume the position of Chairman of the Latin American Region, a new position. In this capacity, Mr. Holder will have responsibility for the Latin American operations of FTI Consulting. Mr. Holder has been leader of the Forensic and Litigation Consulting segment in Latin America since 2007. In this capacity, Mr. Holder joins Rod Sutton, Chairman of the Company’s Asia Pacific region and Mr. Bannister, Chairman of the North American Region, as a regional head in the Company’s new matrix organizational structure.

Commenting on these appointments, Jack Dunn, President and Chief Executive Officer of FTI Consulting, said, “Dom, David, Roger, Frank and Rod have been hugely enthusiastic contributors to our Company, not just to our results, but also to the culture we are building. They share a deep commitment to the four pillars of FTI – our clients, our people, our firm and our reputation. They have been at the forefront of our efforts in growing and streamlining our business so that we can better serve all our constituents.

“We believe our new matrix organizational structure will appropriately emphasize the segment, global geography and industry drivers of our businesses, allowing for improved understanding and response to our client needs and increased leverage of resources, knowledge and solutions in our rapidly growing international markets.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,600 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

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